Exhibit 4.70

Transfer of whole of registered title(s)	Land Registry	TR1

  If you need more room than is provided for in a panel, use continuation sheet CS and attach to this form

1. Stamp Duty
Place “X” in the box that applies and complete the box in the appropriate certificate.
☐ It is certified that this instrument falls within category ☐ in the Schedule to the Stamp Duty (Exempt Instruments) Regulations 1987

☐            It is certified that the transaction effected does not form part of a larger transaction or of a series of transactions in respect of which the amount or value or the aggregate amount or value of the consideration exceeds the sum of £

☐ It is certified that this is an instrument on which stamp duty is not chargeable by virtue of the provisions of section 92 of the Finance Act 2001
2. Title Number(s) of the Property Leave blank if not yet registered. <> CB305320
3. Property 14 Hostmoor Avenue, March Trading Estate, March, Cambridgeshire PE15 0AX (formerly known as Unit 1 Hostmoor Avenue, March Cambridgeshire)
4. Date 31 May 2006
5. Transferor Give full names and company’s registered number, if any. BIOPROGRESS TECHNOLOGY LIMITED (Company Registration Number 0328965)

6.           Transferee for entry on the register Give full name(s) and company’s registered number, if any. For Scottish companies use an SC prefix and for limited liability partnerships use an OC prefix before the registered number, if any. For foreign companies give territory in which incorporated

BARRY JOHN MUNCASTER

              Unless otherwise arranged with Land Registry headquarters, a certified copy of the Transferee’s constitution (in English or Welsh) will be required if it is a body corporate but is not a company registered in England and Wales or Scotland under the Companies Acts.

7.           Transferee’s intended address(es) for service (including postcode) for entry on the register. You may give up to three addresses for service one of which must be a postal address but does not have to be within the UK. The other addresses can be any combination of a postal address, a box number at a UK document exchange or an electronic address.

              Woodlands Place, Moulton Road, Kennett, Newmarket, Suffolk CB8 8QT

8. The Transferor transfers the Property to the Transferee.

9.           Consideration (Place “X” in the appropriate box. State clearly the currency unit if other than sterling. If none of the boxes applies, insert an appropriate memorandum in the additional provisions panel.)

☒ The Transferor has received from the Transferee for the Property the sum of (in words and figures) One Pound(£1.00)
☐ Insert other receipt as appropriate.
☐ The Transfer is not for money or anything which has a monetary value

10. The Transferor transfers with Place “X” in the box which applies and add any modifications.
☒ full title guarantee	☐ limited title guarantee
11. Declaration of trust Where there is more than one transferee, place “X” in the appropriate box.
☐ The Transferees are to hold the Property on trust for themselves as joint tenants.
☐ The Transferees are to hold the Property on trust for themselves as tenants in common in equal shares.
☐ The Transferees are to hold the Property Complete as necessary.

12.        Additional Provision(s) Insert here any required or permitted statement, certificate or application and any agreed covenants, declarations, etc.

12.1      “Lease” means the Lease dated 15th May 2003 and made between E.J. Lord Limited (1) Bioprogress Technology Limited (2) and Bioprogress Technology International Inc (3)

12.2      “the Act” means the Law of Property (Miscellaneous Provisions) Act 1994

12.3      the Covenants set out in Section 4 of the Act shall not extend to any breach of the Lease relating to the physical state or condition of the Property

12.4      This Transfer is made subject to all the matters contained or referred to in clause 8 of the Contract dated 23 November 2005 and made between the Transferor (1) and the Transferee (2)

12.5      All matters recorded at the date hereof, in registers open to public inspection, are deemed to be within the actual knowledge of the Transferee for the purposes of Section 6(2)(a) of the Act, notwithstanding Section 6(3) of the Act

12.6      The Transferee covenants that the Transferee will from the date of this Transfer until the end of the term granted by the Lease and any statutory continuation of it or until the completion of a permitted assignment of the Lease (whichever shall first occur( pay the rents reserved by the Lease and observe and perform the tenant covenants of the Lease and keep the Transferor indemnified against all proceedings, costs, claims and expenses arising because of any failure to do so.

13.        Execution The Transferor must execute this transfer as a deed using the space below. If there is more than one Transferor, all must execute. Forms of execution are given in Schedule 9 to the Land Registration Rules 2003. If the transfer contains Transferee’s covenants or declarations or contains an application by the Transferee (e.g. for a restriction), it must be executed by the Transferee (all of them, if there is more than one).

Signed as a deed by BIOPROGRESS TECHNOLOGY LIMITED acting by a director and its secretary or two directors	Signature: /s/ Jason Teckoe Director Signature: /s/ Georgina Godby [Secretary]

Signed as a deed by BARRY JOHN MUNCASTER in the presence of:	Sign here

Signature of Witness

Name (in BLOCK CAPITALS)

Address

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